                                                                 EXHIBIT (e)(11)


                                PEOPLESOFT, INC.

                        CRAIG CONWAY EMPLOYMENT AGREEMENT

      This agreement is made by and between PeopleSoft, Inc. (the "Company", and Craig Conway ("Executive") as of May 10, 1999 and restated as of May 27, 2003 with such restated terms effective as of that date.

      1. Duties and Scope of Employment.

            (a) Positions: Employment Commencement Date: Duties. Executive's Employment with the Company pursuant to this Agreement shall commence on May 10, 1999 (the "Employment Commencement Date"). Company shall employ the Executive as the President and Chief Executive Officer of the Company reporting to the Board of Directors ("Board"). The period of Executive's employment hereunder is referred to herein as the "Employment Term." During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Board, including direct responsibility for the day to day operations of the Company, having the management committee directly report to him, Company financial performance and hiring and employment termination decision-making authority.

            (b) Obligations. During the Employment Term, Executive shall devote his full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof upon which Executive currently serves, without the approval of the Board; provided, further that Executive may devote a reasonable amount of time to managing his family investments (notwithstanding Section 3 of the Company's standard Employee Proprietary Information Agreement).

      2. Employment Benefits; Indemnification Agreement. During the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans. Upon his commencement of employment with the Company, Executive shall be offered an indemnification agreement comparable in form and substance to indemnification agreements entered into by and between the Company and its executive officers.



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      3. At-Will Employment. Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or the Executive.

      4. Compensation.

            (a) Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services, a base salary as set by the Compensation Committee of the Board of Directors ("Compensation Committee") (the "Base Salary"). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board for possible increases in light of Executive's performance and competitive data.

            (b) Bonuses. Executive shall be eligible to receive a cash bonus on account of and subject to his employment of up to 100% of Base Salary, based on a determination of the Compensation Committee of Executive's achievement in excess of the target milestones, with lesser or no payments if the target milestones are not achieved ("Target Bonus"). Executive's performance shall be evaluated by the Compensation Committee based upon performance criteria specified by the Compensation Committee. The payment of any bonus under this
Section 4(b) shall be subject to Executive's employment with the Company through the end of the relevant evaluation period (which employment requirement does not apply with the respect to the Target Bonus component of severance payments made pursuant to Section 4(d)). Executive's Target Bonus amount shall be reviewed annually by the Compensation Committee of the Board for possible increases in light of Executive's performance and competitive data.

            (c) Equity Compensation. All grants of Initial Stock Options, Initial Restricted Stock and Additional Options (collectively "Options") are in all respects subject to the terms, definitions and provisions of the plan, if any, under which they were or are granted, the resolution or unanimous written consent of the Compensation Committee in which such Options were or are granted, and the terms of the Option agreement evidencing such grant (the "Option Agreement"), which documents are incorporated herein by reference. To the extent there is any conflict among the terms of the plan under which the Options were or are granted, the resolution or unanimous written consent of the Compensation Committee in which such Options were granted, this Agreement and the terms of the Option Agreement, the conflict will be resolved by looking to the following documents in this order of precedence, with the first document listed which provides a determination of the issue being the controlling document: (1) the nondiscretionary terms of the plan under which the Options were or are granted,
(2)


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the resolution or unanimous written consent of the Compensation Committee in which such Options are or were granted, (3) this Agreement, and (4) the terms of the Option Agreement evidencing such grant.

            (i) Initial Stock Options. As of the Employment Commencement Date, Executive shall be granted stock options (the "Initial Stock Options") to purchase a total of two million (2,000,000) shares of Company common stock with a per share exercise price equal to twelve and eleven-sixteenths dollars ($12-11/16ths) (the" Employment Commencement Date Stock Value"). The Initial Stock Options shall be for a term of ten years (or shorter upon termination of employment or consulting relationship with the Company) and, subject to accelerated vesting as set forth elsewhere herein, shall vest as to 1/48th of the shares on each month following the Commencement Date, so as to be 100% vested on the four year anniversary thereof, conditioned upon Executive's continued employment or consulting relationship with the Company as of each vesting date. The Stock Options are intended to be "incentive stock options" as defined in
            Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent permitted by the $100,000 rule of Code Section 422(d). Except as specified otherwise herein, these option grants are in all respects subject to the terms, definitions and provisions of the Company's 1989 Stock Plan and the standard form of stock option agreement thereunder (the "Option Agreement"), which documents are incorporated herein by reference; provided, however, that to the extent that the Stock Options may not be granted under the 1989 Stock Plan by virtue of the limitation on the number of shares subject to option that may be granted thereunder in any fiscal year of the Company, they shall be granted outside of the 1989 Stock Plan pursuant to a written option agreement containing the same material terms and conditions as to those governing the option granted under the 1989 Stock Plan. Any such non-Stock Plan stock option shall be registered by the Company on Form S-8 prior to any vesting of such option.

            (ii) Initial Restricted Stock. As soon as practicable following the Employment Commencement Date, Executive shall purchase five hundred thousand (500,000) shares of Company common stock at a purchase price of $0.01 per share (the "Initial Restricted Stock"). The Initial Restricted Stock shall vest (i.e., the Company's right to repurchase the Initial Restricted Stock at its original purchase price shall lapse) as to one hundred twenty-five thousand (125,000) shares subject to the Initial Restricted Stock grant each year thereafter through May, 10, 2003, conditioned upon Executive's continued employment or consulting relationship with the Company on such dates. The Initial Restricted Stock shall be subject to the terms and conditions of the Initial Restricted Stock purchase agreement dated May 10, 1999 by and between Executive and the Company (the "Initial Restricted Stock Purchase Agreement"), which is


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            incorporated herein by reference. The Initial Restricted Stock shall be registered by the Company on Form S-8 prior to the date of purchase.

            (iii) Additional Options. To the extent Executive receives additional stock options, stock appreciation rights, restricted stock awards and stock purchase rights ("Additional Options"), such grants will be subject to the terms, including vesting, set out in this Agreement, the resolution or unanimous written consent of the Compensation Committee in which such Options were granted, or the plan pursuant to which such Options are granted, and the terms of the Option Agreement evidencing such grant.

            (d) Severance on Voluntary Termination for Good Reason or Involuntary Termination Other Than for Cause. If Executive's employment with the Company is voluntarily terminated by Executive for "Good Reason" (as defined below) or is involuntarily terminated by the Company other than for "Cause" (as defined below), then, except as provided in Sections 5 and 6 below, subject to Executive's executing and not revoking a standard form of mutual release of claims with terms generally used by the Company in the resolution of employment disputes:

            (i) Executive's Initial Stock Options and Initial Restricted Stock shall immediately have their vesting accelerated to the same extent as such Initial Stock Options and Initial Restricted Stock would have vested had Executive remained employed by the Company for an additional twenty-four (24) months, with such accelerated vesting based on service-based vesting provisions only and not on achieving any performance targets or milestones;

            (ii) Executive's Additional Options granted prior to the date Executive's employment is terminated shall immediately have their vesting accelerated to the same extent as such Additional Options would have vested had Executive remained employed by the Company for an additional twenty-four (24) months, with such accelerated vesting based on service-based vesting provisions only and not on achieving any performance targets or milestones, unless the plan under which the Additional Options were granted prohibits, in whole or in part, such credit or acceleration or waiver of performance targets or milestones, or provides for alternative vesting which cannot be changed by the Board or the plan administrator. Notwithstanding the foregoing, the restricted stock of 500,000 shares awarded to Executive on February 6, 2002, grant number 034756, will not accelerate as provided herein, but will vest pro rata based on the number of months from the date of the grant through the date Executive's employment is terminated;

            (iii) Executive shall receive continued payments of twenty-four (24) months Base Salary at the rate in effect on the date of termination, twenty-four (24) months Target Bonus calculated as if there was 100%


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            achievement of Executive's and Company's objectives, and excluding any other bonuses, such as the annual bonus subject to the discretion of the Board of Directors (unless specified otherwise in the resolution or unanimous written consent of the Compensation Committee in which the bonus is granted); less applicable withholding, in accordance with the Company's standard payroll practices, and

            (iv) the Company shall pay the group health, dental and vision plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") or any applicable state law that provides for such continuation coverage for the lesser of (A) twenty-four (24) months from the date of Executive's termination of employment, or (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive's new employer. If COBRA coverage and any equivalent, applicable state law coverage terminate before the end of the applicable time period set out above, Company will reimburse Executive an amount equal to the monthly cost of the COBRA premium each month through the end of the applicable time period.

            (v) Any amounts owed hereunder will be reduced by any other salary, severance, bonus or benefits to which Executive is entitled under any applicable laws or regulations, including, but not limited to, WARN, but only to the extent that such items are actually received by Executive.

      For the purposes of this Agreement, "Cause" means (i) a material act of dishonesty made by Executive in connection with Executive's responsibilities as an employee, (ii) Executive's conviction of, or plea of nolo contendere to a felony, (iii) Executive's gross misconduct in connection with the performance of his duties hereunder, (iv) Executive's death or permanent disability, or (v) Executive's material breach of his obligations under this Agreement; provided, however, that with respect to clauses (iii) and (v), such actions shall not constitute Cause if they are cured by Executive within thirty (30) days following delivery to Executive of a written explanation specifying the basis for the Company's beliefs with respect to such clauses.

      For the purposes of this Agreement, "Good Reason" means (i) the failure of the Company to appoint Executive as Chief Executive Officer and director within twelve (12) months of the Employment Commencement Date, (ii) a reduction in Executive's Base Salary or Target Bonus, (iii) a reduction in Executive's title (whether or not material) or a material reduction in Executive's authority or duties, (iv) the requirement that Executive relocate more than twenty (20) miles from the current Company headquarters, or (v) the Company's material breach of its obligations under this Agreement; provided, however that with respect to clause (v), such material breach shall not constitute Cause if it is cured by the Company within thirty (30) days following delivery to the Company of a written explanation specifying the basis for the Executive's beliefs with respect to such clause.



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      The Executive shall not be required to mitigate the value of any severance benefits contemplated by Section 4 of this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

            (e) Termination for Cause or Voluntary Resignation Without Good Reason. If Executive's employment with the Company is involuntarily terminated for Cause or voluntarily terminated without Good Reason, all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned, which shall be paid) and all vesting of the Executive's Initial Stock Options, Additional Options and Initial Restricted Stock shall immediately cease.

      5. Change of Control Vesting Acceleration. Unless the plan under which the Additional Options were granted prohibits such credit or acceleration or waiver of performance targets or milestones or provides for alternative vesting which cannot be changed by the Board or the plan administrator, in the event of a Change of Control, any remaining unvested Initial Stock Options, Additional Options and Initial Restricted Stock held by Executive shall become 100% vested and exercisable.

      For the purposes of this Agreement, "Change of Control" is defined as:

            (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the total voting power represented by the Company's then outstanding voting securities; or

            (b) A change in the composition of the Board occurring within a two year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

            (c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or



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            (d) The consummation of the sale or disposition by the Company of all substantially all of the Company's assets.

      6. Certain Payments in Respect of Restricted Stock Awards.

            (a) Based on Executive's relinquishment and waiver of any claim to acceleration of vesting of any restricted stock awards, upon termination of his employment for Good Reason or without Cause, or upon a Change of Control, Company will pay Executive an amount equal to the value of the restricted stock that was granted to Executive prior to a) the date Executive's employment is terminated, and that remains unvested as of the date of termination; or b) the date of the Change of Control, and that remains unvested as of the date of the Change of Control, as applicable. (the "Applicable Date"). The cash payment will be equal to the fair market value of the Company's stock that is subject to the unvested portion of a restricted stock award calculated as of the Applicable Date (reduced by the purchase price, if any, that had not been paid for such restricted stock). Payment will occur no later than three (3) days following the Applicable Date. As a condition of receiving such payment, and effective on its receipt, Executive will have no further rights in such restricted stock awards or in any other payments in relation to such restricted stock awards.

            (b) The Company agrees to pay all costs and reasonable expenses, including reasonable attorneys' fees, incurred by Executive with respect to an action (i) brought by Executive or on Executive's behalf to obtain any payment owed to Executive under this Section, or (ii) instituted by or in the name of the Company to interpret any of the terms of this Agreement or the equity incentive plan under which stock awards or options were granted, as they relate to the Company's obligation to make a payment under this Section.

      Notwithstanding the foregoing, the Company will not have an obligation to pay costs, expenses or attorneys' fees incurred by Executive if (i) in an action initiated by or on behalf of Executive, the court determines that each of the material assertions made by Executive as a basis for such action was not made in good faith or was frivolous, (ii) in an action brought by or in the name of the Company, the court determines that each of Executive's material defenses to such action was not made in good faith or was frivolous, or (iii) the court determines that Executive is not otherwise entitled to be paid such costs, fees and expenses.

      It is the Company's intention that if the Company contests Executive's right to payment under this Section, the question of Executive's right to such payment shall be for the court to decide, and no action of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, or independent legal counsel) shall create a presumption that Executive is not entitled to such payment. If the payment under this Section is not made within three (3) days of the Applicable Date, interest will accrue on the overdue payment at the highest rate permitted by law.



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      7. Total Disability of Executive. Upon Executive's becoming permanently and totally disabled (as defined in accordance with Internal Revenue Code
Section 22(e)(3) or its successor provision) during the term of this Agreement, employment hereunder shall automatically terminate, all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned) and all vesting of the Executive's Initial Stock Options, Additional Options and Initial Restricted Stock shall immediately cease unless the plan under which the foregoing equity award was made, if any, requires alternative vesting and exercisability treatment.

      8. Death of Executive. If Executive dies while employed by the Company pursuant to this Agreement, all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned, which shall be paid to his estate) and all vesting of the Executive's Initial Stock Options, Additional Options and Initial Restricted Stock shall immediately cease unless the plan under which the foregoing equity award was made, if any, requires alternative vesting and exercisability treatment.

      9. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that Executive shall be allowed to transfer vested Initial Stock and Additional Options and Initial Restricted Stock consistently with the rules under Form S-8 for estate planning and wealth management purposes.

      10. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial, overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

      If to the Company: PeopleSoft, Inc.
                         4460 Hacienda Drive
                         Pleasanton, CA 94588-3031


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                         Attn: General Counsel

      If to Executive:  Craig Conway
                        at the last residential address known by the Company

      11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

      12. Proprietary Information Agreement. Executive agrees to enter into the Company's standard Employee Proprietary Information Agreement (the "Proprietary Information Agreement") upon commencing employment hereunder.

      13. Entire Agreement. This Agreement, the plans under which Options were or are granted, as amended from time to time, the resolution or unanimous written consent of the Compensation Committee in which such Options were or are granted, and the Option Agreements, which documents are incorporated herein by and the Initial Restricted Stock Purchase Agreement, the indemnification agreement and employee benefit plans referred to in Section 2 and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

      14. Non-Binding Mediation, Arbitration and Equitable Relief.

            (a) The parties agree to make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties hereto, the parties will attempt in good faith to resolve such dispute or claim by non-binding mediation in Contra Costa County, California to be conducted by one mediator belonging to the American Arbitration Association. The mediation shall be held within thirty (30) days of the request therefor. The costs of the mediation shall be borne equally by the parties to the mediation.

            (b) Except as provided in Section 13(e) below, Executive and the Company agree that, to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof which has not been resolved by negotiation or mediation as set forth in
Section 13(a) shall be finally settled by binding arbitration to be held in Contra Costa County, California, in accordance wit the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be confidential, final, conclusive and binding on the parties to the arbitration. Judgment


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may be entered under a protective order on the arbitrator's decision in any court having jurisdiction.

            (c) The arbitrator shall apply California law to the merits or any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

            (d) Executive understands that nothing in Section 13 modifies Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

            (e) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 13, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, TO THE EXTENT PERMITTED BY LAW. TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

                  (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

                  (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE
SECTION 201, et seq;



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                  (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND
REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

      15. Consultant & Legal Fee Reimbursement. The Company agrees to directly pay Executive's reasonable consultant and legal fees associated with entering into this Agreement up to $10,000 upon receiving invoices for such services.

      16. Golden Parachute Excise Taxes. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive a payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to executive pursuant to this sentence; provided, however, that in no event shall the Company be obligated to pay Executive more than one million dollars ($1,000,000) pursuant to this Section 16. Unless the Company and the Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section 16 shall be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the "Accountants"). For purposes of making the calculations required by this Section 16, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 16.

      17. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company's General Counsel and a member of the Compensation Committee of the Board of Directors.

      18. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

      19. Governing Law. This Agreement shall be governed by the laws of the State of California.

      20. Effective Date. This Agreement is effective upon the Employment Commencement Date.

      21. Acknowledgement. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has


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had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement.

PEOPLESOFT, INC.


/s/ David Duffield
--------------------------------------
David Duffield
Chairman of the Board of Directors

EXECUTIVE

/s/ Craig Conway
--------------------------------------
Craig Conway





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